Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1000, ext. 7255

Bridge Bancorp, Inc. Announces $24 Million Registered Direct Offering

(Bridgehampton, NY —December 15, 2011)  Bridge Bancorp, Inc. (NASDAQ:BDGE) (the “Company”), the parent company of The Bridgehampton National Bank (the “Bank”), announced today that it has entered into definitive purchase agreements to sell directly to institutional and other private investors a total of 1.377 million shares of its common stock, $.01 par value per share (the “Common Stock”), at a price of $17.50 per share.  The Company expects to receive net proceeds of approximately $23 million after deducting placement agent fees and other offering expenses.  The closing of the offering is expected to occur on or about December 20, 2011.

Sandler O’Neill + Partners, L.P. acted as placement agent in connection with this registered direct offering of Common Stock.  The shares of Common Stock are being sold pursuant to the Company’s existing shelf registration statement on file with the Securities and Exchange Commission (the “SEC”) (SEC File No. 333-160240).  The Company has filed a prospectus supplement dated December 15, 2011, to the Company’s base prospectus, dated July 9, 2009.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to purchase any security of the Company, which may be made only by means of a prospectus supplement and related base prospectus.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.3 billion, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Brookhaven and Babylon Towns, operates 20 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Caution About Forward-Looking Statements.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, expectations as to the sale of securities and the use of proceeds of the at-the-market offering.

Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and those Risk Factors identified in the prospectus supplement and the related base prospectus in connection with this offering.